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                                                                       Exhibit 3

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO A NOMINEE OR DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO TEXTRON FINANCIAL CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THE DEPOSITARY WILL NOT SELL, ASSIGN, TRANSFER OR OTHERWISE CONVEY ANY BENEFICIAL INTEREST IN THIS GLOBAL SECURITY UNLESS SUCH BENEFICIAL INTEREST IS IN AN AMOUNT EQUAL TO AN AUTHORIZED DENOMINATION FOR SECURITIES OF THIS SERIES, AND THIS DEPOSITARY, BY ACCEPTING THIS GLOBAL SECURITY, AGREES TO BE BOUND BY THIS PROVISION.

No.

CUSIP 883199AE1                                                     $__________

                         TEXTRON FINANCIAL CORPORATION

                    FLOATING RATE NOTE DUE DECEMBER 9, 2002


                  Textron Financial Corporation, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Issuer"), for value received hereby promises to pay to ____________ or its registered assigns, the principal sum of $__________ on December 9, 2002 and to pay interest thereon quarterly on each March 9, June 9, September 9, and December 9 (the "Interest Payment Dates") in each year, commencing on March 9, 2000, at an interest rate per annum, reset quarterly, equal to three-month LIBOR plus 35 basis points (.35%), as determined by the calculation agent referred to below, until the principal hereof is paid or made available for payment. Interest will be computed on the basis of a 360-day year and the actual number of days in the applicable Interest Period (as defined below). Interest is payable for the period commencing on and including the immediately preceding interest payment date and ending on and including the day preceding the next interest payment date (an "Interest Period"), with the exception that the first Interest Period will commence on and include December 9, 1999.

                  This Security shall bear interest from the most recent Interest Payment Date to which interest in respect hereof has been paid or duly provided for, unless no interest has been paid on this Security, in which case from December 9, 1999. Any interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Security is registered at the close of business on the fifteenth calendar day prior to the interest payment date (whether or not a Business Day) (the "Record Date"); PROVIDED, HOWEVER, that the first payment of interest on this Security, if originally issued between a Record Date and the related Interest Payment Date, shall be made on the second Interest Payment Date


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following the date of original issuance of this Security to the Person in whose name this Security is registered on the Record Date relating to such second Interest Payment Date; and PROVIDED FURTHER, that any interest payable at maturity will be paid to the Person to whom the principal is payable.

                  The per annum rate of interest for each Interest Period will be three-month LIBOR on the second Business Day preceding the relevant Interest Reset Date (as defined below) for the Interest Period (the "Interest Determination Date") plus the applicable spread described above. The Interest Determination Date for the first Interest Period will be December 7, 1999. LIBOR for each subsequent Interest Period will be determined by the calculation agent in accordance with the following provisions:

                  (1) On each Interest Determination Date, the calculation agent appointed by the Issuer to calculate the rate of interest payable on this Security in respect of each Interest Period which initially is SunTrust Bank, Atlanta (the "Calculation Agent") will determine LIBOR as the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Interest Determination Date.

                  (2) If the rate does not appear on Telerate Page 3750, or Telerate Page 3750 is unavailable, the Calculation Agent will request each of four major reference banks in the London interbank market to provide the Calculation Agent with its offered quotation, expressed as a rate per annum, for three-month deposits in U.S dollars to leading banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date, in a principal amount of not less than $1,000,000, that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations from the major reference banks are provided, LIBOR in respect of the Interest Determination Date will be the arithmetic mean of those quotations.

                  (3) If less than two of the major reference banks in the London interbank market provide the Calculation Agent with the offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on that Interest Determination Date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1,000,000, that is representative for a single transaction in that market at that time.

                  (4) If the major banks in New York City selected by the Calculation Agent are not quoting as described in clause (3), LIBOR will be LIBOR in effect on the Interest Determination Date.

"Business Day" means any day, other than a Saturday or Sunday, on which banking institutions in New York City are open for business and which is also a London Banking Day.

"Interest Reset Date" means, with respect to any Interest Period, the first day of such Interest Period.



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"London Banking Day" means any day, other than a Saturday or Sunday, on which commercial banks are open for business, including dealings in U.S. dollars, in London.

"Telerate Page 3750" means the display designated as page "3750" on the Dow Jones Telerate Service, or any other page as may replace that page on that service for the purpose of displaying the LIBOR Index on a daily basis.

                    The determination of the rate and amount of interest by the Calculation Agent shall (in the absence of manifest error) be final and binding on all parties.

                    All percentages resulting from any calculation on this Security will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)), and U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

                  All payments in respect of the Securities of the series of which this Security is a part, including, without limitation, payments of principal and interest, shall be made by the Issuer without withholding or deduction for or on account of any present or future taxes, duties, levies or other governmental charges of whatever nature in effect on the date of the original issuance of this Security or imposed or established in the future by or on behalf of the United States or any authority in the United States ("Taxes"). In the event any such Taxes are so imposed or established, the Issuer shall pay such Additional Amounts ("Additional Amounts") as may be necessary in order that the net amounts receivable by each holder or beneficial owner of this Security, as the case may be, who is a United States alien (as defined below) after any payment, withholding or deduction in respect of such Taxes shall equal the respective amounts of principal and interest, if any, which would have been receivable in respect of the Securities of this series in the absence of such payment, withholding or deduction; PROVIDED that no such Additional Amounts will be payable with respect to any payment on any Security of this series to, or to a third party on behalf of, a holder who is a United States alien for or on account of any such Taxes whatsoever that have been imposed with respect to (1) any Tax which would not have been so imposed but for (a) the existence of any present or former connection between the holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, the holder, if the holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or holder of a power) being or having been a citizen or resident or treated as a resident thereof or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or (b) the holder's present or former status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company for United States federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization; (2) any Tax which would not have been so imposed but for the presentation by the holder of the Security of this series for payment on a date more than 10 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; (3) any estate, inheritance, gift, sales, transfer, personal property or excise tax or any similar tax, assessment or governmental charge; (4) any Tax which is payable otherwise than by withholding from payments in respect of principal of or any interest on any Security of this series; (5) any Tax imposed on interest received by a holder or beneficial owner of a Security of this series who actually or constructively owns 10% or more of the total combined voting




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power of all classes of the Issuer's stock entitled to vote or is a bank that acquired a Security of this series in consideration of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; (6) any Tax imposed as a result of the failure to comply with (a) certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Security of this series, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such Tax (including backup withholding tax) or (b) any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge; (7) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of or any interest on any Security of this series, if the payment can be made without such withholding by at least one other paying agent; or (8) any combination of items (1), (2), (3), (4), (5), (6) or (7). Furthermore, no Additional Amounts shall be paid with respect to any payment on any Security of this series to a holder who is a United States alien that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of any such Security. The term "United States alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership, one or more of the members of which is a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

                  Whenever in this Security or in the Indenture there is a reference, in any context, to the payment of the principal of, or interest on, or in respect of, any Security, such payment shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect of such payment pursuant to the provisions hereof or thereof and express mention of the payment of Additional Amounts (if applicable) in any provision hereof or thereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

                  Payment of the principal of and interest on this Security will be made at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York, and, if this Security is in definitive form, in Luxembourg; PROVIDED, HOWEVER, that at the option of the Issuer payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register; PROVIDED, FURTHER, that a holder of U.S.$10,000,000 or more in aggregate principal amount of Securities of this series will be entitled to receive interest payments on each Interest Payment Date by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such holder by written notice received by the Trustee at least 15 calendar days prior to the first Interest Payment Date for which such notice shall be effective.





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                  If any Interest Payment Date, other than at maturity, for this
Security would otherwise be a day that is not a Business Day, the Interest Payment Date will be postponed to the next day that is a Business Day, except that if the Business Day is in the next succeeding calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the maturity or any redemption date for this Security falls on a day that is not a Business Day, payment of principal and interest with respect to this Security will be paid on the next succeeding Business Day with the same force and effect as if made on that date and no interest on the payment will accrue from and after that date.

                  Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

                  Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.



                  IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed as of the date first written below.


Dated:  December 9, 1999

                                             TEXTRON FINANCIAL CORPORATION


                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:



                                             By:
                                                 -------------------------------
                                                 Name:
                                                 Title:




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
                  This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

                                             SUNTRUST BANK, ATLANTA,
                                                 as Trustee


                                             By:
                                                 -------------------------------
                                                 Authorized Officer








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
                          TEXTRON FINANCIAL CORPORATION

                  This Security is one of the series designated as the Floating Rate Notes Due December 9, 2002 (the "Securities"), the aggregate principal amount of which series is unlimited. This Security is one of a duly authorized series of securities of the Issuer, issued and to be issued in one or more series under an indenture, dated as of December 9, 1999, as it may be amended or supplemented from time to time (herein called the "Indenture"), between the Issuer and SunTrust Bank, Atlanta, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Issuer, the Trustee and the holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

                  The Securities of this series may not be redeemed prior to maturity, except as provided in the immediately succeeding paragraph.

                  If at any time subsequent to the issuance of the Securities of this series, as a result of any change in, or amendment to, the laws, including any regulations or rulings promulgated thereunder, of the United States or of any political subdivision thereof or any authority therein or thereof having power to tax or as a result of any change in the application or official interpretation of such laws, including any proposals for change, amendment or application or interpretation of such laws, where the amendment or change becomes effective on or after December 2, 1999 or which proposal is made after such date, or as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after such date, whether or not such action was taken or such proceeding was brought with respect to the Issuer, the Issuer becomes, or will become, obligated to pay any Additional Amounts, then the Securities of this series will be redeemable as a whole (but not in part), at the option of the Issuer, at any time upon not less than thirty (30) nor more than sixty (60) days' notice given to the holders at their principal amount together with accrued interest thereon, if any, (and any Additional Amounts payable with respect thereto) to the date fixed for redemption (the "Tax Redemption Date"). In order to effect a redemption of Securities of this series as described in this paragraph, the Issuer shall deliver to the Trustee at least forty-five (45) days prior to the Tax Redemption Date: (i) a written notice stating that the Securities of this series are to be redeemed





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

as a whole, specifying the Tax Redemption Date and other pertinent information, and (ii) an Opinion of Counsel to the effect that the Issuer has or will become obligated to pay Additional Amounts as a result of any such change or amendment. No notice of redemption may be given earlier than ninety (90) days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts were a payment in respect of the Securities of this series then due. The notice shall additionally specify all other information necessary for the publication and mailing by the Trustee of notices of such redemption. The Trustee shall be entitled to rely conclusively upon the information so furnished by the Issuer in such notice and shall be under no duty to check the accuracy or completeness thereof. Such notice shall be irrevocable and upon its delivery the Issuer shall be obligated to make the payment or payments referred to therein to the Trustee.

                  If an Event of Default with respect to Securities of this series shall occur and be continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount (calculated as provided in the Indenture) of the Securities of this series then Outstanding may declare the principal of the Securities of this series and accrued interest thereon, if any, to be due and payable in the manner and with the effect provided in the Indenture.

                  The Indenture permits, with certain exceptions as therein provided, the amendment or supplementing thereof and the modification of the rights and obligations of the Issuer and the rights of the holders of the Securities of each series to be affected under the Indenture at any time by the Issuer and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount (calculated as provided in the Indenture) of the Securities at the time Outstanding of all series to be affected (all such series voting as a single class). The Indenture also contains provisions permitting the holders of not less than a majority in aggregate principal amount (calculated as provided in the Indenture) of the Securities of each series at the time Outstanding, on behalf of the holders of all Securities of such series, to waive certain past defaults or Events of Default under the Indenture and the consequences of any such defaults or Events of Default. Any such consent or waiver by the holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such holder and upon all future holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

                  No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest, if any, on this Security at the times, place and rate, if any, and in the coin or currency, herein prescribed.

                  As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security register, upon due presentment of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and interest, if any, on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Security Registrar duly executed by the holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Securities of this series, having the same interest rate, if any, and maturity and



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
bearing interest from the same date as this Security, of any authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

                  The Securities of this series are issuable only in registered form without coupons in denominations of U.S.$1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination having the same interest rate, if any, and maturity and bearing interest from the same date as such Securities, as requested by the holder surrendering the same.

                  No service charge shall be made for any such registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

                  Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue and notwithstanding any notation of ownership or other writing thereon, and neither the Issuer, the Trustee nor any such agent shall be affected by notice to the contrary. All payments made to or upon the order of such registered holder, shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for monies payable on this Security.

                  No recourse for the payment of the principal of or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, official or director, as such, past, present or future, of the Issuer or of any successor entity, either directly or through the Issuer or any successor entity, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

                  All terms used in this Security and not otherwise defined herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                  This Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles.





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